SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2005
Waste Management, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12154 (Commission File Number)	73-1309529 (IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)
Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement
     On December 16, 2005, the Compensation Committee of the Board of Directors of Waste Management, Inc. (the “Company”) set the fiscal year 2006 performance criteria for annual bonuses for executive officers that are members of the Company’s Senior Leadership Team. The Company’s Senior Leadership Team includes the Company’s Chief Executive Officer, President, Chief Financial Officer, all Senior Vice Presidents, Vice President — Finance & Treasurer, Vice President — Business Ethics & Diversity and the Presidents of Wheelabrator Technologies Inc. and WM Recycle America, LLC, each a wholly-owned subsidiary of the Company. The bonuses are paid under the Company’s annual incentive plan, which was approved by stockholders at the Company’s Annual Meeting in 2004. Pursuant to the criteria approved by the Committee, 70% of the executives’ target bonuses are based on financial measures and 30% are based on personal performance measures. The financial measures are divided equally between a net income margin target and a cash flow target, which is calculated as earnings before interest, taxes, depreciation and amortization less capital expenditures. The personal performance measures include targets specific to participants’ areas of operation, such as recordable incident rates, labor expense as a percentage of revenue, maintenance cost per hour, budget attainment and achievement of other goals tailored to and created by the individual Groups, areas, districts or departments.
     Each of the executives is subject to an employment agreement with the Company that sets forth such executive’s target incentive bonus, which ranges from 50% to 115% of the executives’ annual base salary. Further, the agreements provide that the executives’ actual bonuses may range from zero to two times the target bonus, depending on the achievement of the goals set forth under the annual incentive plan.
     The criteria established by the Compensation Committee include calculations as to how actual bonuses will be paid, depending on the level of achievement of the goals. Specifically, the financial measures state that unless net income margin is higher than in the previous year, there is no payment of that portion of the bonus. If net income margin is 110% or greater than target, the executive will be paid 200% of that portion of the bonus. To receive a payout under the cash flow piece of the bonus, the Company’s actual performance must be above 80% of the cash flow target. If the Company’s actual 2006 cash flow is 115% or more than the target cash flow, the executive will receive 200% of that portion of the bonus. Additionally, the annual incentive plan provides that in no event will any award made under the plan exceed 0.5% of the Company’s pre-tax income from operations.
     Also on December 16, 2005, the Compensation Committee approved the acceleration of the vesting of all unvested stock options awarded under the Company’s stock incentive plans, representing approximately 11 million shares of common stock, effective December 28, 2005. The accelerated options have exercise prices ranging from $19.61 to $29.64 and were granted under the Company’s 1993 Stock Incentive Plan, 2000 Broad Based Employee Plan, 2000 Stock Incentive Plan and 2004 Stock Incentive Plan. The terms of all of the accelerated stock options had provided that 25% of the awards would vest on the first four anniversaries of the date of grant. All other terms and conditions of the affected stock options remain the same. The Committee’s decision does not affect any outstanding restricted stock grants, restricted stock units or performance share units, or any other form of equity-based compensation.

     The Committee considered several factors in making its decision, including but not limited to the impact on the Company’s financial results and the retention of employees and executive officers. The decision to accelerate the vesting of the stock options was made primarily to reduce non-cash compensation expense that would have been recorded in future periods following the Company’s adoption of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004).” FAS 123(R) generally requires the recognition of compensation cost for the fair value of equity-based compensation over the service period. The current estimate of future expense eliminated as a result of the acceleration of the stock options is approximately $55 million (before tax), which would have been recognized over the next three years during which the stock options would have vested. The Company will recognize approximately $2 million (before tax) of compensation expense during the fourth quarter of 2005 as a result of the acceleration of the vesting of the options, but will not be required to recognize future compensation expenses for the accelerated options under FAS 123(R) unless the Company makes modifications to the options, which is not anticipated. Additionally, the Committee believes that accelerating the vesting of the options will provide future financial results that more clearly and consistently represent the Company’s current compensation programs, which no longer include stock options. Finally, the Committee believes that the decision to accelerate the vesting of options will have a positive effect on employee morale.
     Other than David P. Steiner, Chief Executive Officer of the Company, no member of the Board of Directors holds any stock options affected by the Committee’s decision. Executive officers of the Company hold options to purchase an aggregate of approximately 1.7 million shares of common stock that will be vested in accordance with the acceleration, including 321,250 options held by Mr. Steiner. The Company’s executive officers are, however, subject to restrictions on selling shares of Company common stock until they have met certain ownership requirements in accordance with the Company’s Stock Ownership Guidelines, which were adopted in October 2002.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.
Date: December 21, 2005	By:	/s/ Rick L Wittenbraker
Rick L Wittenbraker, Senior Vice President